UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2013

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12626 High Bluff Drive, Suite 150
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 21, 2013, Imprimis Pharmaceuticals, Inc. (the “Company”) entered into an Amendment to Asset Purchase Agreement (the “Buderer Amendment”) with Buderer Drug Company, Inc. (“Buderer”), which amends the Asset Purchase Agreement between Buderer and the Company dated as of June 11, 2013 (the “Buderer APA”). The Buderer Amendment amends the circumstances under which Buderer may terminate the Buderer APA to provide that if following five years of the date of the Buderer APA, the Company has not initiated any study where data is derived or has failed to generate royalty payments to Buderer for any product based on the acquired intellectual property, Buderer may terminate the Buderer APA and request that the Company re-assign the acquired technology to Buderer. The Buderer Amendment provides the Company with the ability to utilize a wider range of commercialization strategies with respect to the acquired technology.

On October 23, 2013, the Company entered into an Amendment to Asset Purchase Agreement (the “Novel Amendment”) with Novel Drug Solutions, LLC (“Novel”), which amends the Asset Purchase Agreement between Novel and the Company dated as of October 8, 2013 (the “Novel APA”). The Novel Amendment expands the acquired assets under the Novel APA to include compositions comprising one or more of epinephrine, Shugarcaine, phenylephrine, or lidocaine, in each case for use in the prevention or treatment of any disease, state or condition in humans. In connection with the amendment, the Company was assigned a provisional patent application related to pharmaceutical compositions, including those for ophthalmological applications, comprising epinephrine-based compounds, and to methods of preparing and using such compositions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: October 24, 2013	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Vice-President, Accounting and Public Reporting